Exhibit 99.3

Employee Communications:

A Message from Scott Durchslag

From:                                                               Scott Durchslag

Subject:                                                   Angie’s List to Merge with IAC’s HomeAdvisor

Date:                                                                  May 1, 2017

This is an historic day for Angie’s List. This afternoon we announced that we have entered into an agreement with IAC to combine our company with HomeAdvisor, into a new publicly traded company.  This combination will create the premier company in the large and growing home services industry. Read the full press release here.

As the pioneer in home services, Angie’s List has long set the bar for enabling high quality local service experiences. By combining with IAC, we will create a company with scale, phenomenal opportunities for growth and unparalleled expertise in home services. The combined business will maintain both Angie’s List and HomeAdvisor brands.

This merger affirms what’s been created through your hard work, commitment to quality and dedication to our customers, and I couldn’t be more proud of our team.

While there are cost savings from duplicative efforts that will result from merging, we expect there will also be opportunities for our employees as the combined business strives to meet the needs of a rapidly growing base of consumers and service providers. In the coming months, we will be working with HomeAdvisor to identify the needs of the future combined business.  Employees of the combined entity will benefit from being part of a larger, stronger company, which will create greater opportunities over the long term.

As is common with mergers of this size involving public companies, closing is subject to regulatory and stockholder approval, and other customary closing conditions. We expect the merger to close in the fourth quarter of 2017.

Until then, we must remain focused on continuing to deliver a great experience for our consumers and service providers, while maintaining the highest standards of quality that Angie’s List customers have come to expect.

I know that today’s announcement will generate many questions. To help answer those, Angie and I will be hosting a special Bill O Radio at 10am tomorrow. Please make every effort to listen in. In the coming weeks, we will have an all-employee event with Angie’s List and HomeAdvisor executives.  In the meantime, the leadership team will be available to address your questions.

Thank you for all you have done to make today’s announcement possible and for your continued dedication to Angie’s List.

As always, if you have questions, please contact me personally or your manager.

IMPORTANT ADDITIONAL INFORMATION

This communication is being made in respect of the proposed merger transaction involving IAC/InterActiveCorp, a Delaware corporation, Halo TopCo, Inc., a Delaware corporation and wholly owned subsidiary of IAC (“NewCo”), Casa Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of NewCo, and Angie’s List, lnc., a Delaware corporation (the “Company”‘). This communication does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities or the solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement/prospectus, to be included in the registration statement on Form S-4 to be filed by NewCo in connection with the proposed merger. However, such documents are not currently available. The definitive proxy statement/prospectus will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/ PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about NewCo and the Company, once such documents are filed with the SEC, at the SEC’s Internet site at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.angieslist.com under the heading “Investor Relations.” Stockholders of the Company may also obtain a free copy of the definitive proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus by contacting the Company’s Investor Relations Department at 1030 East Washington St, Indianapolis, IN 46202, (866)843-5478

The Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 28, 2017, its annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 21, 2017, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements/prospectuses and other relevant materials to be filed with the SEC when they become available.